EXHIBIT 23.04

TAX ADVISOR’S CONSENT

Board of Directors

Bank of the Carolinas Corporation

We consent to the inclusion of our tax opinion dated September 19, 2007, regarding the federal and North Carolina income tax consequences of the merger in Amendment No. 3 to Bank of the Carolinas Corporation’s Registration Statement on Form S-4 (Reg. No. 333-144237), and to the quotation or summarization of our tax opinion and the references to our firm under the heading “Material Income Tax Consequences” in the Joint Proxy Statement/Prospectus included in the Registration Statement.

/s/ Dixon Hughes PLLC

Raleigh, NC

September 19, 2007